UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 30, 2011, Sunwing Energy Ltd. (“Sunwing”), a subsidiary of Ivanhoe Energy Inc. (the “Company”), entered into a Supplementary Agreement for Petroleum Contract for Zitong Block, Sichuan Oilfield of the People’s Republic of China (the “Supplementary Agreement”) with China National Petroleum Corporation (“CNPC”) and Mitsubishi Gas Chemical Company, Inc. (“MGS” and together with Sunwing, the “Contractors”).  The Supplementary Agreement supplements and amends the original Petroleum Contract dated September 19, 2002 (the “Original Contract”).

The Supplementary Agreement, among other things, creates an additional evaluation phase and thereby extends the exploration period stipulated by the Original Contract for three years until June 30, 2014.  The 30-year term of the Original Contract remains unchanged.

The Supplementary Agreement sets forth the minimum work commitment to be completed by the Contractors during the additional evaluation phase.  In addition, it stipulates a US$20 million performance bond to be provided by the Contractors to CNPC and to remain outstanding until the end of the evaluation phase.  In case the Contractors fail to fulfill the minimum work commitment by the end of the evaluation phase, the unfulfilled balance of the minimum work commitment will be converted into a cash equivalent using a method set forth in the Supplementary Agreement and the Contractors must pay such amount to CNPC within 30 days.  The Contractors can use the performance bond to settle such amount but CNPC has no obligation to return any remaining amount of the performance bond to the Contractors.  The Company deposited the US$20 million performance bond in December 2011.

The above description of the Supplementary Agreement is a summary and does not purport to be complete, and is qualified in its entirety by the complete text of the Supplementary Agreement itself.  The Company intends to file the Supplementary Agreement as an exhibit to its next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 6, 2012

IVANHOE ENERGY INC.

By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett
Title: Vice President and Corporate Secretary